As Filed with the Securities and Exchange Commission on September 9, 2002

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                  ------------

                               COMCAST CORPORATION
               (Exact name of registrant as specified in charter)

Pennsylvania                              23-1709202
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

                               1500 Market Street
                           Philadelphia, PA 19102-2148
                    (Address of principal executive offices)

                 COMCAST CORPORATION 1990 RESTRICTED STOCK PLAN
                            (Full title of the plan)

                                 Arthur R. Block
                    Senior Vice President and General Counsel
                               Comcast Corporation
                               1500 Market Street
                      Philadelphia, Pennsylvania 19102-2148
                     (Name and address of agent for service)

                                 (215) 665-1700
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
Title of Securities to be        Amount to be    Proposed Maximum Offering   Proposed Maximum Aggregate  Amount of
Registered (1)                   Registered (2)  Price (3)                   Offering Price (3)          Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Class A Special Common Stock,       9,750,000     $22.095                     $215,426,250                $19,819
par value $1.00 per share(1)
==========================================================================================================================

(1) This registration statement registers the issuance of 9,750,000 shares of the Class A Special Common Stock of Comcast Corporation, par value $1.00 (the "Common Stock"), which are issuable pursuant to the Comcast Corporation 1990 Restricted Stock Plan, as amended and restated (the "Plan"). This Registration Statement also registers the issuance of deferral elections relating to such shares.

(2) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan for any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the registrant.

(3) Estimated pursuant to rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of Common Stock reported on September 5, 2002, as reported on the Nasdaq National Market.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The information required by Part I of Form S-8 is included in documents to be given to the recipient of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, as filed with the Securities and Exchange Commission (the "Commission") by Comcast Corporation (the "Registrant" or "Company"), are incorporated by reference in this Form S-8 Registration Statement (the "Registration Statement") and made a part hereof:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Commission.

     (b) The Company's annual financial statements for the year ended December 31, 2001 and Independent Auditors' Report (included as Exhibit 99.1 to our Registration Statement on Form S-8, related to the registration of 25,000,000 shares of Class A Special Common Stock pursuant to the Company's 1996 Stock Option Plan filed on September 9, 2002).

     (c) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002, as filed with the Commission.

     (d) The Company's Current Reports on Form 8-K filed with the Commission on May 3, 2002, July 10, 2002 and August 1, 2002.

     (e) The description of the Company's Class A Special Common Stock, $1.00 par value per share (the "Class A Special Common Stock") contained in the Company's registration statement on Form 8-A dated November 4, 1986 and as amended on Form 8-A/A filed on July 16, 1996 pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"), which contain descriptions of the Class A Special Common Stock of the Company, and any amendment or reports filed for the purpose of updating such descriptions.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     The Comcast Corporation 1990 Restricted Stock Plan, as amended and restated (the "Plan"), allows participants to elect to defer the receipt of restricted stock to which restrictions have lapsed pursuant to the terms of an award and the Plan (the "Deferral

Elections"). The following description of the Deferral Elections which may be made pursuant to the Plan is qualified by reference to the Plan, which is included as an exhibit to this Registration Statement. The shares of Class A Special Common Stock, $1.00 par value (the "Common Stock") issuable under the Plan are not described herein as they are registered pursuant to Section 12 of the 1934 Act. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings assigned to such terms in the Plan. The Deferral Elections will be unsecured obligations of the Registrant to pay the shares deferred in accordance with the terms of the Plan. The Plan is administered by the Subcommittee on Performance Based Compensation of the Compensation Committee of the Board of Directors of the Registrant (the "Plan Administrator").

     Under the Plan, the Registrant will provide certain eligible management employees with the opportunity to defer receipt of Common Stock, to which forfeiture restrictions may lapse for a period of two to ten years from the vesting date. A Deferral Election must generally be filed by the last day of the second calendar year that precedes the vesting date. If restrictions on an award of restricted stock do not lapse before the distribution date identified in a Deferral Election because of a failure to satisfy any condition precedent, a Deferral Election will be null and void. If applicable restrictions on Common Stock may lapse within the same plan year as the plan year in which the award is granted, an election to defer receipt of those shares will be effective if it is filed on or before the earlier of the 30/th/ day following the date of grant or the last day of the month that precedes the month on which the applicable restrictions may lapse. The plan year is from January 3 to the next January 2. Participants in the Plan may elect to re-defer receipt of any previously deferred shares for an additional period of two to ten years if the election to defer receipt is made on or before June 30/th/ of the calendar year preceding the year in which the shares would otherwise be paid.

     Shares subject to a Deferral Election will be distributed by the Registrant in accordance with the Plan. In general, if a participant's employment terminates before the end of a deferral period, the participant will receive his or her shares on the date stated in the Deferral Election form. However, if a participant dies before the end of a deferral period, his or her estate or beneficiary may elect to: (1) defer the payment date for two years from the scheduled payment date, provided that the payment date may not be extended for more than five years from the date of death or (2) accelerate the payment date to the January 2 of the calendar year beginning after his or her death. If a participant becomes disabled before the scheduled payment date, he or she may elect to accelerate the payment to January 2 of the calendar year beginning after he or she becomes disabled. If a participant retires before the end of a deferral period, he or she may elect to defer the payment date for two years from the scheduled payment date, provided that the payment date may not be extended for more than five years from the date of retirement. The Plan Administrator has the authority to determine whether the termination of a participant's employment is a "retirement."

     The right to receive shares of Common Stock deferred under the Plan will at all times represent the general obligation of the Registrant. Each participant will be a general creditor of the Registrant with respect to his or her Deferral Elections. Nothing contained in the Plan will be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Furthermore, nothing contained in the Plan or an award of restricted stock will be construed to eliminate any priority or preferred position of a grantee in a bankruptcy matter with respect to a claim for wages. The right to receive shares subject to a Deferral Election will not be subject in any manner to attachment or other legal process, nor is such right subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

     The Board of Directors of the Registrant has the authority to terminate the Plan at any time. Furthermore, the Plan may be amended by the Board of Directors or the Plan Administrator at any time. No award of restricted stock granted under the Plan will be affected by any such termination or amendment without a participant's written consent.

Item 5. Interests of Named Experts and Counsel

     None

Item 6. Indemnification of Directors and Officers

     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative actions if the appropriate standards of conduct are met.

     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in those sections and such determination shall be made: (1) by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; (2) if a quorum is not obtainable and a majority of disinterested directors so directs, by independent legal counsel; or
(3) by the shareholders.

     Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this Subchapter of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. Section 1746 also provides that a corporation may create a fund of any nature which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under this Subchapter of the BCL.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741 through 1750 of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741 through 1750 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

     Section 7-2 of the Registrant's By-laws provides that the Registrant will indemnify any director or officer of the Registrant to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened pending or completed action, suit or proceeding (a "Proceeding") involving such person by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request or for the benefit of the Registrant in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7-2 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 7-2 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania law. In addition,
Section 7-2 provides that the Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person under Pennsylvania or other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations, whether arising under the By-laws or otherwise. Furthermore, Section 7-2 states that the Registrant may create a fund of any nature or otherwise may secure in any manner its indemnification obligations, whether arising under the By-laws or otherwise. Indemnification pursuant to Section 7-2 shall continue as to an indemnified person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators.

     Section 7-3 of the Registrant's By-laws states that the provisions of the By-laws relating to indemnification constitute a contract between the Registrant and each of its directors and officers which may be modified as to any director and officer only with that person's consent or as provided in Section 7-3. Furthermore, any repeal or amendment of the indemnification provisions of the By-laws adverse to any director or officer will apply only on a prospective basis. In addition, no repeal or amendment of the By-laws may affect the indemnification provisions of the By-laws so as to limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of the directors of the Registrant then serving or (b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

     The Registrant has purchased directors and officers liability insurance for its directors and officers.

Item 7. Exemption from Registration Claimed

     None

Item 8. Exhibits

     The following exhibits are filed as part of this Registration Statement.

Exhibit
Number    Exhibit
-------   -------
4.1       Comcast Corporation 1990 Restricted Stock Plan, as amended and restated, effective June 21, 1999.

5.1       Opinion of Pepper Hamilton LLP.

5.2       Opinion of Pepper Hamilton LLP.

23.1      Consent of Deloitte & Touche LLP.

23.2      Consent of Pepper Hamilton LLP (included in Exhibits 5.1 and 5.2 hereto).

24.1      Power of Attorney (included on signature page).

Item 9. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on September 9, 2002.

                                    COMCAST CORPORATION

                                    By:       /s/ Lawrence J. Salva
                                        ----------------------------------------
                                        Name: Lawrence J. Salva, Senior Vice
                                        President (Principal Accounting Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ralph J. Roberts, Brian L. Roberts, John
R. Alchin, Stanley Wang, Lawrence J. Salva and Arthur R. Block, and each or any of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

           Signature                                          Title                                 Date
     /s/ Ralph J. Roberts                Chairman of the Board of Directors; Director            September 9, 2002
------------------------------------                                                             -----------------
Ralph J. Roberts

     /s/ Julian A. Brodsky               Vice Chairman of the Board of Directors; Director       September 9, 2002
------------------------------------                                                             -----------------
Julian A. Brodsky

 /s/ Brian L. Roberts         President; Director (Principal Executive Officer)           September 9, 2002
---------------------------                                                          ---------------------------
Brian L. Roberts

 /s/ John R. Alchin           Executive Vice President; Treasurer (Co-Principal           September 9, 2002
---------------------------                                                          ---------------------------
John R. Alchin                Financial Officer)

 /s/ Lawrence S. Smith        Executive Vice President (Co-Principal Financial            September 9, 2002
---------------------------                                                          ---------------------------
Lawrence S. Smith             Officer)

 /s/ Lawrence J. Salva        Senior Vice President (Principal Accounting Officer)        September 9, 2002
---------------------------                                                          ---------------------------
Lawrence J. Salva

 /s/ Decker Anstrom           Director                                                    September 9, 2002
---------------------------                                                          ---------------------------
Decker Anstrom

___________________________   Director
Sheldon M. Bonovitz                                                                  ---------------------------

___________________________   Director
Joseph L. Castle II                                                                  ---------------------------

 /s/ Felix G. Rohatyn         Director                                                    September 9, 2002
---------------------------                                                          ---------------------------
Felix G. Rohatyn

 /s/ Bernard C. Watson        Director                                                    September 9, 2002
---------------------------                                                          ---------------------------
Bernard C. Watson

 /s/ Irving A. Wechsler       Director                                                    September 9, 2002
---------------------------                                                          ---------------------------
Irving A. Wechsler

 /s/ Anne Wexler              Director                                                    September 9, 2002
---------------------------                                                          ---------------------------
Anne Wexler

                               COMCAST CORPORATION

                                INDEX TO EXHIBITS

Exhibit
Number      Document
--------    ---------
4.1         Comcast Corporation 1990 Restricted Stock Plan (as amended and restated, effective June 21, 1999).

5.1         Opinion of Pepper Hamilton LLP.

5.2         Opinion of Pepper Hamilton LLP.

23.1        Consent of Deloitte & Touche LLP.

23.2 Consent of Pepper Hamilton LLP (included in Exhibits 5.1 and 5.2 hereto).

24.1        Power of Attorney (included on signature page).